SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  August 5, 2005

Ciphergen Biosystems, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-31617	33-059-5156
(State or other jurisdiction of incorporation or organization)	[Commission File Number]	(I.R.S. Employer Identification Number)

6611 Dumbarton Circle
Fremont, CA 94555

(Address of principal executive offices)

(510) 505-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b)  Effective August 5, 2005 William E. Rich no longer retains the title of President of Ciphergen Biosystems, Inc. (the “Company”), but will continue to serve as the Company’s Chief Executive Officer.

(c)  On August 5, 2005, the board of directors of the Company appointed Gail Page, age 49, President and Chief Operations Officer of the Company.

Prior to her appointment as President and Chief Operations Officer, Ms. Page served as President of the Company’s Diagnostic Division and an Executive Vice President since her hiring in January 2004. From October 2000 to January 2003, she was the Executive Vice President and Chief Operating Officer of Luminex Corporation. From 1988 to 2000, she held various senior level management positions with Laboratory Corporation of America. In 1993, she was named Senior Vice President, Office of Science and Technology at LabCorp, responsible for the management of scientific affairs in addition to the diagnostics business segment. Additionally, from 1995 to 1997, she headed the Cytology and Pathology Services business unit for LabCorp. From 1988 to 2000, she was a member of the Scientific Advisory Board and chaired the committee from 1993 to 1997. Prior to her years at LabCorp and its predecessor, Roche Biomedical, she worked in various functions in the academic and diagnostic industry. She received her Medical Technology degree in 1976 from the University of Florida in combination with an A.S. in cardiopulmonary technology.

Ms. Page’s annual base compensation will be $280,000, with a discretionary bonus equal to up to 40% of her annual base salary based on meeting objectives established by the board of directors. Additionally, Ms. Page will be entitled to a grant of 25,000 shares of the Company’s common stock upon the achievement of certain diagnostic milestones as well as the reimbursement for automobile lease payments.

Pursuant to the Company’s 2000 Stock Plan, Ms. Page was granted an option to purchase 125,000 shares of the Company’s common stock, vesting over a two year period, provided that Ms. Page continues to provide services to the Company on such dates.  Additionally, the board of directors approved a grant of 25,000 shares of the Company’s common stock for Ms. Page and a $100,000 cash bonus in consideration for achieving certain goals in connection with the strategic alliance with Quest Diagnostics Incorporated.

Previously, Ms. Page and the Company entered into an Employment Agreement (the “Employment Agreement”) as reported on the Annual Report on Form 10-K filed by the Company on March 15, 2004.   The Employment Agreement provides for Ms. Page to remain an at-will employee of the Company and to receive salary, bonus and benefits as determined in the discretion of the board of directors of the Company. In addition, this agreement provides for Ms. Page to receive certain benefits if she resigns for good reason or is terminated by the Company other than for cause. Upon such qualifying resignation or termination, Ms. Page will become entitled to receive continuing severance payments at a rate equal to her base salary for a period of twelve months and continued health and dental benefits through COBRA, with premiums paid by the Company until the earlier of twelve months following the date of termination or resignation or the date Ms. Page obtains employment with comparable benefits.   Additionally, Ms. Page shall also receive full accelerated vesting of options to purchase Company common stock should Ms. Page resign for good reason or is terminated by the Company’s successor other than for cause within the twelve-month period following a change of control.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIPHERGEN BIOSYSTEMS, INC.
(Registrant)

Date: August 11, 2005	By: /S/ WILLIAM E. RICH
William E. Rich,
Chief Executive Officer